Exhibit 1.2

AMENDMENT TO CONTROLLED EQUITY OFFERINGSM SALES AGREEMENT

This Amendment to Controlled Equity OfferingSM Sales Agreement, dated December 23, 2015 (the “Amendment”), is entered into by and between Healthcare Realty Trust Incorporated (the “Company”) and Cantor Fitzgerald & Co. (the “Agent”, and together with the Company, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into that certain Controlled Equity OfferingSM Sales Agreement, dated March 29, 2013 (the “Agreement”) (capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement);

WHEREAS, pursuant to the Agreement and the March 2013 Sales Agreements, the Company could issue and sell up to an aggregate of 9,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”);

WHEREAS, pursuant to Section 11(d) of each of the Agreement and the March 2013 Sales Agreements, each of the Agreement and March 2013 Sales Agreements shall terminate automatically upon the issuance and sale of the 9,000,000 Common Shares;

WHEREAS, the Company has issued and sold all such 9,000,000 Common Shares resulting in the automatic termination of the March 2013 Sales Agreements and, but for this Amendment, the Agreement;

WHEREAS, the Company desires to extend the term of the Agreement in order to continue to issue and sell up to 2,500,000 additional Common Shares through the Agent under the same terms and conditions as provided in the Agreement, and the Parties desire to amend the Agreement to allow such sales pursuant to the Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendments to the Agreement. As of the date hereof, pursuant to Section 15 of the Agreement, the Agreement is hereby amended or modified as follows:

a.	The Company acknowledges that the March 2013 Sales Agreements are terminated in accordance with their terms as a result of the sale of the 9,000,000 Common Shares allocated thereunder.

b.	The Agreement shall not be deemed terminated, but shall instead remain in full force and effect, unless and until subsequently terminated in accordance with the Agreement, or as otherwise provided in the Agreement.

c.	All references to 9,000,000 Shares in the Agreement shall be changed to 11,500,000 Shares to reflect the additional 2,500,000 Common Shares that may be sold through the Agent.

d.	For the avoidance of doubt, the term “Registration Statement” referenced in the Agreement shall include the Registration Statement on Form S-3 (File No. 333-194037) that was filed by the Company, and became effective, on February 19, 2014, and the term “Prospectus Supplement” shall include the prospectus supplement filed or to be filed by the Company on or about the date hereof for the issuance of 2,500,000 Common Shares to be sold through Agent pursuant to the Agreement, as amended.

e.	The date of this Amendment shall be a Representation Date.

f.	“Material Subsidiaries” shall be deemed to be those identified on Schedule 6(ee) attached hereto.

2.	Miscellaneous.

a.	This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflict of laws as provided pursuant to Section 16 of the Agreement.

b.	This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ Andrew E. Loope
Name:	Andrew E. Loope
Title:	Senior Vice President and Corporate Counsel

CANTOR FITZGERALD & CO.

By:	/s/ Jeffrey Lumby
Name:	Jeffrey Lumby
Title:	Senior Managing Director

SCHEDULE 6(ee)

Ankeny North MOB, LLC

Clive Wellness Campus Building One, LLC

HR 601 Broadway Unit A, LLC

HR-Pima, LLC

HR MAC II, LLC

HR Acquisition I Corporation

HR Acquisition of Pennsylvania, Inc.

HR Acquisition of San Antonio, Ltd.

HR Assets, LLC

HR First Hill Medical Building SPE, LLC

HR Fridley, LLC

HR Lowry Medical Center SPE, LLC

HR of Briargate, LLC

HR of Carolinas LLC

HR of Indiana, LLC

HR of Iowa, LLC

HR St. Francis MOB I SPE, LLC

HR St. Mary’s MOB NW SPE, LLC

HR St. Mary’s MOB South SPE, LLC

HR Summit Crossing SPE, LLC

HR Three Tree LLC

HR West Des Moines SPE, LLC

HRP MAC III, LLC

HRT of Illinois, Inc.

HRT of Roanoke, Inc.

HRT of Tennessee, LLC

HRT Properties of Texas, Ltd.

Lakewood MOB, LLC

Roseburg Surgery Center, LLC

Stevens Pavilion, LLC

Yakima Valley Subsidiary, LLC